Exhibit 99.1

For Immediate Release

Contacts:

James B. Lipham Chief Financial Officer +1.706.649.2262	Shawn Roberts TSYS Investor Relations +1.706.644.6081 shawnroberts@tsys.com

TSYS Reports First Quarter 2006 Earnings Per Share of $0.26

Columbus, Ga., April 18, 2006 — TSYS® today announced that its financial results for the first quarter of 2006 met the company’s earnings per share expectations.

“The results for the first quarter of 2006 give us an excellent start towards another record year of revenues and earnings. We have maintained our focus on delivering outstanding financial results, and we expect to fully achieve our goals for 2006,” said Philip W. Tomlinson, chairman and chief executive officer of TSYS.

(dollars in millions, except earnings per share data)	Three Months Ended
	March 31,
	2006	2005	Percent Change
Revenues Before Reimbursables	$329.6	280.4	17.5%
Total Revenues	412.3	350.0	17.8%
Operating Income	71.9	66.3	8.4%
Net Income	50.4	46.1	9.3%
Basic EPS	0.26	0.23	9.2%
Diluted EPS	0.26	0.23	9.2%

Recent Highlights

•

Entered the healthcare payments market by signing a long-term agreement with Exante Bank, a wholly owned subsidiary of UnitedHealth Group, Inc., to provide a broad range of payment processing and related services

•	Continued assisting CUP Data in expanding its client list and strategically positioning for long-term growth in the Chinese credit card market
•

Renewed its multi-year agreement to provide CompuCredit Corp. of Atlanta, Ga., one of the nation's largest credit card providers, processing and related services for its portfolio of nearly 6 million cardholder accounts

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TSYS Reports Results For First Quarter 2006/Page 2 of 10

“Our management team is doing an outstanding job of redeploying resources from accounts we are deconverting to those being converted. During the quarter, we lowered our consolidated headcount by 115 through attrition and we will continue to effectively manage all aspects of our cost structure going forward to minimize the impact of the loss of revenues associated with the deconversions,” said Tomlinson.

“TSYS and our affiliates in both the domestic and international markets, coupled with our industry-leading technology, are expected to continue bringing wins for our team. Our first full year of 100% ownership of Vital, now rebranded as TSYS Acquiring Solutions, continues to be a rewarding experience for us and enables TSYS to capture opportunities that were previously impossible under the joint venture structure. We look forward to another record year in 2006,” said Tomlinson.

As required by the adoption on January 1, 2006 of SFAS 123R, the company began recognizing stock option expense. The impact of expensing of stock options in the first quarter of 2006 was approximately $0.01 per share. Prior to the adoption, TSYS disclosed the impact of expensing stock options in its footnote disclosures. If TSYS had expensed stock options in 2005, net income for the first quarter of 2006 would have grown approximately 13%, and the full year 2006 earnings growth would be estimated at approximately 26% - 28%.

TSYS expects to be at the high end of its previously announced earnings growth guidance of 21%-23% based on the following assumptions:

1.	Total revenues will increase 6% - 8%
2.	Accounts on file at the end of 2006 will be approximately 395 million to 405 million
3.	Deconversion of Citigroup’s Sears portfolio as scheduled in May 2006
4.

Deconversion of Bank of America’s consumer portfolio as scheduled in October 2006, with a one-time contract-termination payment of approximately $69 million and an acceleration of amortization of approximately $7 million in contract-acquisition costs

5.	Recognition of revenues and expenses associated with the Capital One agreement beginning in the fourth quarter of 2006

Conference Call

TSYS will host its quarterly conference call at 8:30 a.m. EST, April 19, 2006. The conference call can be accessed via simultaneous Internet broadcast at www.tsys.com by clicking on the “Conference Call” icon on the homepage. The replay will be archived for 12 months and will be available approximately 30 minutes after the completion of the call.

About TSYS

TSYS (www.tsys.com) is one of the world’s largest companies for outsourced payment services, offering a broad range of issuer- and acquirer-processing technologies that support consumer-finance, credit, debit and prepaid services for financial institutions and retail companies in North America, Europe and the Asia-Pacific. Based in Columbus, Ga., TSYS (NYSE: TSS) is 80-percent held by Synovus Financial Corp. (NYSE: SNV), one of FORTUNE magazine’s “Most Admired Companies” and a member of its “100 Best Companies to Work For” Hall of Fame. For more information, contact news@tsys.com.

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TSYS Reports Results For First Quarter 2006/Page 3 of 10

This press release contains statements that constitute “forward-looking statements” within the meaning of the Securities Act of 1933 and the Securities Exchange Act of 1934 as amended by the Private Securities Litigation Reform Act of 1995. These forward-looking statements include, among others, statements regarding TSYS’ expected earnings growth for 2006, and the assumptions underlying such statements, including, with respect to TSYS’ expected increase in earnings for 2006, an increase in revenues of 6% to 8%, accounts on file at the end of 2006 will be approximately 395 million to 405 million, deconversion of Citigroup’s Sears portfolio as scheduled in May 2006, deconversion of Bank of America’s consumer portfolio as scheduled in October 2006 with a one-time termination payment of $69 million and an acceleration of amortization of approximately $7 million in contract-acquisition costs and recognition of revenues and expenses associated with the Capital One agreement beginning in the fourth quarter of 2006. These statements are based on the current beliefs and expectations of TSYS’ management and are subject to significant risks and uncertainties. Actual results may differ materially from those contemplated by the forward-looking statements. A number of important factors could cause actual results to differ materially from those contemplated by our forward-looking statements in this press release. Many of these factors are beyond TSYS’ ability to control or predict. These factors include, but are not limited to, revenues that are lower than anticipated; accounts on file at the end of 2006 are lower than anticipated; TSYS does not convert and deconvert clients’ portfolios as scheduled; Bank of America does not deconvert as scheduled, amortization of related contract acquisition costs is not accelerated as anticipated and the termination fee is not in the amount anticipated; and TSYS does not begin recognizing revenues and expenses associated with the Capital One agreement beginning in the fourth quarter of 2006 as anticipated. Additional factors that could cause actual results to differ materially from those contemplated in this release can be found in TSYS’ filings with the Securities and Exchange Commission, including our Annual Report on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K. We believe these forward-looking statements are reasonable; however, undue reliance should not be placed on any forward-looking statements, which are based on current expectations. We do not assume any obligation to update any forward-looking statements as a result of new information, future developments or otherwise.

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